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Exhibit 10.2

EXECUTION VERSION

May 31, 2019

Terry W. Handley

    Re:           Separation and General Release Agreement

Dear Terry:

    This separation and general release agreement (“Release Agreement”) confirms our mutual understanding and agreement with respect to the terms and conditions associated with your retirement from Casey’s General Stores, Inc. (“Casey’s” or the “Company”).

    1.               Termination of Employment; Resignation from Board Service.  You and the Company have mutually agreed that you will retire from the Company effective as of June 23, 2019 (the “Separation Date”).  As of the Separation Date, you will cease to be employed by, or to serve as President and Chief Executive Officer of, the Company.  Effective as of the Separation Date, you hereby unconditionally and irrevocably resign as a member of the Board of Directors of the Company (the “Board”) and resign from all other offices, titles, positions and appointments at the Company and any of its subsidiaries and affiliates, including as a director, manager, officer, employee, committee member or trustee.

    2.               Severance; Equity Awards.  (a) In consideration of the First General Release you provide in Section 4 below (as defined therein), the Second General Release attached hereto as Exhibit A and the other promises and representations you make in this Release Agreement, and subject to your compliance with this Release Agreement and Section 8 of the Employment Agreement entered into by you and the Company on April 12, 2016, effective May 1, 2016 (the “Employment Agreement”) and to your continued employment with the Company through the Separation Date, the Company agrees to provide you with the following post-employment payments and benefits that you would otherwise receive (x) in the event of a termination without “Cause” pursuant to Section 7.4 of the Employment Agreement and (y) in the event of retirement pursuant to the award agreements governing the time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) that were granted to you on or after July 14, 2017 (clauses (i) and (ii) below, together, the “Release Pay”):

        (i)            Continued payment of Base Salary at the rate of Nine Hundred Twenty-Five Thousand Dollars ($925,000) (i.e., the rate in effect as of the date hereof) from the Separation Date through December 23, 2020 (i.e., for a period of eighteen (18) months), paid in installments at the same times and in the same manner as your Base Salary (“Severance Payments”), less applicable withholding and deductions; provided that any installments that would otherwise have been paid prior to satisfaction of the Release Period (as defined in the Second General Release) shall be paid in a lump-sum at the end of the first full payroll period following satisfaction of the Release Period.

        (ii)          With respect to the RSUs and PSUs that were granted to you on or after July 14, 2017 and are outstanding as of the Separation Date, you acknowledge and agree that following the Separation Date such RSUs and PSUs will remain outstanding and continue to vest based on their original vesting schedules, in accordance with the retirement provisions contained in the applicable award agreements, and in the case of such PSUs, subject to the Company’s achievement of the applicable performance goals.  For the avoidance of doubt, all other unvested equity awards will be forfeited as of the Separation Date.

    (b)           You acknowledge that the Release Pay is in excess of any earned wages or benefits due and owing to you and would not be paid or provided unless you executed this Release Agreement and the Second General Release.  In the event the Second General Release does not take effect, as provided in Section 3 thereof, the Company will have no obligation to provide you with the Release Pay described above, and you will be required to return and/or reimburse Casey’s for such pay or benefits paid to you or on your behalf.  In addition, the Company will pay you for any Accrued Obligations (as defined in the Employment Agreement) through the Separation Date in a lump-sum cash payment within 30 calendar days following the Separation Date or such other period required by the applicable plans, agreements or arrangements.  All outstanding vested stock options that you currently hold will remain exercisable for a period of up to three months following the Separation Date.

    (c)            You acknowledge and represent that, except with regard to the Release Pay, the Consulting Payment (as defined in Section 3 below) or as otherwise set forth in this Release Agreement, all compensation and benefits due to you by Casey’s, whether by contract or by law, have been paid in full, and you have been provided all rights and benefits to which you are entitled without interference by Casey’s, including but not limited to vacation, sick time, paid or unpaid time off, Family and Medical Leave (“FMLA”), accommodation for any disability, and any contractual rights or privileges, and that you have no outstanding claims for any compensation or benefits.  You further acknowledge and represent that the consideration provided by Casey’s in this Release Agreement is adequate and satisfactory in exchange for the First General Release provided by you in Section 4 below (including subparagraphs a, b and c), the Second General Release and for the other commitments you make to Casey’s in this Release Agreement.

                   3.              Consulting.  The Company believes it is in the best interest of the Company to continue to utilize your services in a consulting capacity following the Separation Date.  You and the Company mutually agree that you will provide consulting services to the Company as may be requested by the Board from time to time during the six-month period after the Separation Date.  In exchange for such consulting services and subject to your continued employment with the Company through the Separation Date and to the effectiveness and irrevocability of the Second General Release, the Company agrees to pay you an amount equal to Four Hundred Sixty-Two Thousand Five Hundred Dollars ($462,500), payable in one lump-sum cash payment on the date the first installment of your Severance Payments is paid (such amount, the “Consulting Payment”), less applicable withholdings and deductions.  The Company agrees to reimburse you for reasonable expenses directly related to your provision of the consulting services, in accordance with policies and procedures established by the Company.

                   4.              First General Release.  In exchange for the Release Pay, and other consideration provided to you in this Release Agreement, you hereby agree unconditionally to release, acquit, and forever discharge Casey’s, and all of its parents, subsidiaries, affiliates, predecessors, successors, and assigns, and all of their current and former owners, shareholders, general or limited partners, joint venturers, directors, officers, employees, agents, representatives, and attorneys, and any persons acting by, through, under, or in concert with any of them, and all successors and assigns thereof (collectively, “Released Parties”) from any and all claims, charges, complaints, demands, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, entitlements, costs, losses, debts, and expenses (including attorneys’ fees and legal expenses), of any nature whatsoever, whether or not you know about them at the time this Release Agreement becomes effective and enforceable, and even if you would not have entered into this Release Agreement had you known about them, which you now have or may later claim to have against the Released Parties, individually or collectively, because of any matter, act, omission, transaction, occurrence, or event that has or is alleged to have occurred up to the date you sign this Release Agreement and, except as expressly provided in this Release Agreement or the Second General Release, is related in any way to Casey’s, its operations, your employment with Casey’s, or your retirement from said employment (collectively, “Claims”).  You hereby waive any right to receive any benefits or remedial relief as a consequence of any Claims filed with or by the Equal Employment Opportunity Commission (the “EEOC”), any other state or federal agency or any other person or entity (governmental or otherwise), including any class or collective action lawsuit or complaint filed by any individual or entity against any of the Released Parties (such waiver together with the release in preceding sentence, the “First General Release”).  This First General Release does not release or waive any rights or claims that may arise after the date this Release Agreement is executed.

                   (a)                     Without limiting the First General Release above, you also knowingly and voluntarily waive and release any and all Claims under the Age Discrimination in Employment Act, codified at Chapter 14 of Title 29 of the United States Code, 29 U.S.C. § 621-634 (the “ADEA”).  However, you are not releasing any age discrimination claims that may arise under the ADEA after the date this Release Agreement becomes effective.

                              (b)                    Also without limiting the First General Release above, you knowingly and voluntarily waive and release any and all Claims under:

(1)	Title VII of the Civil Rights Act of 1964, as amended, and 42 U.S.C. § 1981 and 42 U.S.C. § 1983;

(2)	The Equal Pay Act and the Fair Labor Standards Act, as amended;

(3)	The Americans with Disabilities Act;

(4)	The FMLA;

(5)	The Employee Retirement Income Security Act of 1974 and The Consolidated Omnibus Budget Reconciliation Act;

(6)	The Occupational Safety and Health Act of 1970;

(7)	The Rehabilitation in Employment Act;

(8)	The Older Workers Benefits Protection Act;

(9)	Any and all claims based on “public policy”;

(10)
Any and all claims under any federal, state or local laws pertaining to employment, employment compensation, or employment benefits; personal injury; injury to reputation; injury to property; intentional torts; negligence; wrongful termination; constructive discharge; retaliation; discrimination; harassment; breach of express or implied contract; promissory estoppel, misrepresentation, and any and all claims for recovery of lost wages or back pay, stock options, fringe benefits, pension benefits, liquidated damages, front pay, compensatory and/or punitive damages, attorneys’ fees, injunctive or equitable relief, or any other form of relief; and

(11)
Any and all other claims of any kind based on any federal, state, or local constitution, statute, law, rule, regulation, judicial doctrine, contract, or common law, or other theory arising out of any matter, act, omission, transaction, occurrence, or event that has occurred or is alleged to have occurred up to the effective date of this Release Agreement, whether or not involving alleged continuing violations.

 (c)                     You also agree to secure the dismissal, with prejudice, of any proceeding, grievance, action, charge or complaint, if any, that you or anyone else on your behalf has filed or commenced against Casey’s or any of the other Released Parties with respect to any matter involving your employment with Casey’s, your separation from employment with Casey’s or any other matter that is the subject of the First General Release.  Notwithstanding the foregoing, nothing in this Release Agreement is intended to limit or interfere in any way with the ability of either you or Casey’s to consult legal counsel, to provide testimony pursuant to a subpoena or notice of deposition or as otherwise required by law.  Nothing in this Release Agreement is intended to cause you to waive or release any claim which cannot be validly waived or released by private agreement.  Specifically, nothing in this Release Agreement prohibits you from filing a charge or complaint with, reporting possible violations of any law or regulation, making disclosures to, and/or participating in any investigation or proceeding conducted by any federal, state, or local agency, including the National Labor Relations Board (the “NLRB”), the EEOC, the Securities and Exchange Commission (the “SEC”), the Department of Fair Employment and Housing (the “DFEH”) and/or any governmental authority charged with the enforcement of any employment laws.  However, you understand that by signing this Release Agreement you are waiving the right to recover any damages or to receive other relief in any claim or suit brought by or through the EEOC, the DFEH or any other state or local federal agency on your behalf to the fullest extent permitted by law. Notwithstanding the foregoing, this Release Agreement is not intended to, and shall not be interpreted in any manner that limits or restricts you from, exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934) or receiving an award for information provided to any government agency under any legally protected whistleblower rights.  This First General Release is not intended to, and shall not, serve as a release of your rights to (i) the Accrued Obligations (as defined in the Employment Agreement) or (ii) advancement and indemnification in respect of your service as a director or officer of the Company or any of its subsidiaries, which shall continue without regard to the termination of the Employment Agreement or your employment with the Company.

    5.               Second General Release.  You agree that your eligibility for the Release Pay is subject to your execution, not later than 30 days following the Separation Date, of a second release of claims (the “Second General Release”) in the form attached hereto as Exhibit A and the non-revocation of the Second General Release during the Revocation Period (as defined in the Second General Release).  If you fail to execute and deliver the Second General Release within 30 days following the Separation Date, or if you revoke the Second General Release during the Revocation Period, then you shall forfeit the Release Pay.

    6.               You acknowledge that all, if any, known workplace injuries or occupational diseases were timely reported to Casey’s and that currently you have no known workplace injuries or occupational diseases that have not been reported.  You further acknowledge that you have no pending workers’ compensation claims and that this Release Agreement is not related in any way to any claim for workers’ compensation benefits, and that you have no basis for such a claim.

    7.               You covenant and agree that you will not disclose the existence or terms of this Release Agreement to any person except (a) licensed attorney(s) for the purpose of obtaining legal advice; (b) licensed or certified accountant(s) for the purpose of preparing tax returns or other financial services; (c) in formal proceedings to enforce the terms of this Release Agreement; or (d) as required by law or court order; provided that you give Casey’s enough advance notice prior to any disclosure pursuant to subsection (d) to intervene or take action as appropriate.  You agree to cooperate with Casey’s in the truthful and honest prosecution and/or defense of any matter in which Casey’s may have an interest (with the right of reimbursement for reasonable expenses actually incurred and approved in advance by Casey’s) including, without limitation, being available to participate in any proceeding involving any of the Released Parties, permitting interviews with representatives of Casey’s, appearing for depositions and trial testimony, and producing and/or providing documents and information within your possession and control.

    8.               You acknowledge that you continue to be bound by the terms of the Employment Agreement, including Section 8 thereof, and that you will not compete with Casey’s, solicit Casey’s employees and customers or use or disclose Confidential Information (as defined in the Employment Agreement) except as may be permitted under the Employment Agreement (such obligations, “Restrictive Covenants”).  You acknowledge that this Release Agreement and the Second General Release supersede any and all previous agreements between you and Casey’s (except for the Restrictive Covenants), and that Casey’s has made no promise to you other than what is written in this Release Agreement and the Second General Release, with respect to the subject matter referred to in this Release Agreement.  You further acknowledge that all rights and obligations under this Release Agreement shall be binding upon and be granted only to you, your heirs, legatees and legal representatives and to Casey’s and each of the other Released Parties and their respective successors, assigns, heirs, legatees and legal representatives.  You also agree not to assign or transfer any rights or obligations under this Release Agreement.  If a court of competent jurisdiction finds that any portion of this Release Agreement is illegal or invalid, that portion will be modified or excluded from the Release Agreement only to the extent required by law, but the validity of the remaining portion will not be affected.

    9.               By entering into this Release Agreement neither Casey’s nor you claim or admit to any liability or wrongdoing and each denies that it has any liability to the other or has acted wrongly toward the other.

    10.           You and Casey’s agree that the laws of the State of Iowa shall govern the interpretation and performance of this Agreement, and that any lawsuit regarding this Release Agreement may be brought only in a court of competent jurisdiction within the State of Iowa.

    11.           You acknowledge that you have reviewed this Release Agreement, that you know and understand its contents and that you have executed it voluntarily.

    12.           You and the Company acknowledge and agree that this Release Agreement is intended to satisfy, or be exempt from, the requirements of Section 409A of the Internal Revenue Code, including current and future guidance and regulations interpreting such provisions (collectively, “Code Section 409A”) and should be interpreted accordingly.  For purposes of Code Section 409A, any installment payments provided under this Release Agreement shall each be treated as a separate payment. Notwithstanding anything to the contrary in this Release Agreement, if any amount payable pursuant to this Release Agreement constitutes a deferral of compensation subject to Code Section 409A, and if such amount is payable as a result of your “separation from service” at such time as your are a “specified employee” (within the meaning of those terms as defined in Code Section 409A), then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the date that is 6 months after your separation from service.  To the extent necessary to comply with Code Section 409A, if the Release Period (as defined in the Second General Release) spans two calendar years, payment of the Severance Payments described in Section 2 shall commence in the second calendar year.  Except for any tax amounts withheld by the Company from the payments or other consideration hereunder and any employment taxes required to be paid by the Company, you shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Release Agreement.  To the extent required to avoid any accelerated taxation or penalties under Code Section 409A, amounts reimbursable to you under this Release Agreement shall be paid on or before the last day of the year following the year in which the expense was incurred, and the amount of expenses eligible for reimbursements (and in-kind benefits provided) during any one year may not affect amounts reimbursable or provided in any subsequent year.  You shall be solely responsible for the payment of any taxes and penalties incurred under Code Section 409A.

    Accepting the terms of this Release Agreement, and intending to be bound by its terms, you and Casey’s have signed this Release Agreement as of the date first set forth above.  This Release Agreement shall be immediately effective and irrevocable upon execution by you and Casey’s.

[Signature Page Follows]

TERRY W. HANDLEY		CASEY'S GENERAL STORES, INC.

By:	/s/ Terry W. Handley	By:	/s/ H. Lynn Horak
	Terry W. Handley		Name:	H. Lynn Horak
			Title:	Chairman of the Board of Directors

[Signature Page to Handley Release Agreement]

EXHIBIT A

SECOND GENERAL RELEASE

This second general release (this “Release”) is made by and among Terry M. Handley (“you” or “your”) and Casey’s General Stores, Inc. (“Casey’s” or the “Company”) in connection with the general release and separation agreement dated May 31, 2019 between you and the Company (the “Release Agreement”) and with your retirement from the Company.

1.            In exchange for the Release Pay (as defined in the Release Agreement), and other consideration provided to you in the Release Agreement, you hereby agree unconditionally to release, acquit, and forever discharge Casey’s, and all of its parents, subsidiaries, affiliates, predecessors, successors, and assigns, and all of their current and former owners, shareholders, general or limited partners, joint venturers, directors, officers, employees, agents, representatives, and attorneys, and any persons acting by, through, under, or in concert with any of them, and all successors and assigns thereof (collectively, “Released Parties”) from any and all claims, charges, complaints, demands, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, entitlements, costs, losses, debts, and expenses (including attorneys’ fees and legal expenses), of any nature whatsoever, whether or not you know about them at the time this Release becomes effective and enforceable, and even if you would not have entered into this Release had you known about them, which you now have or may later claim to have against the Released Parties, individually or collectively, because of any matter, act, omission, transaction, occurrence, or event that has or is alleged to have occurred up to the date you sign this Release and is related in any way to Casey’s, its operations, your employment with Casey’s, or your separation from said employment (collectively, “Claims”).  You hereby waive any right to receive any benefits or remedial relief as a consequence of any Claims filed with or by the Equal Employment Opportunity Commission (the “EEOC”), any other state or federal agency or any other person or entity (governmental or otherwise), including any class or collective action lawsuit or complaint filed by any individual or entity against any of the Released Parties.  This Release does not release or waive any rights or claims that may arise after the date this Release is executed.

(a)                      Without limiting the release above, you also knowingly and voluntarily waive and release any and all Claims under the Age Discrimination in Employment Act, codified at Chapter 14 of Title 29 of the United States Code, 29 U.S.C. § 621-634 (the “ADEA”).  However, you are not releasing any age discrimination claims that may arise under the ADEA after the date this Release becomes effective (as provided in Section 3 hereof).

(b)                      Also without limiting the release above, you knowingly and voluntarily waive and release any and all Claims under:

(1)	Title VII of the Civil Rights Act of 1964, as amended, and 42 U.S.C. § 1981 and 42 U.S.C. § 1983;

(2)	The Equal Pay Act and the Fair Labor Standards Act, as amended;

(3)	The Americans with Disabilities Act;

(4)	The FMLA;

(5)	The Employee Retirement Income Security Act of 1974 and The Consolidated Omnibus Budget Reconciliation Act;

(6)	The Occupational Safety and Health Act of 1970;

(7)	The Rehabilitation in Employment Act;

(8)	The Older Workers Benefits Protection Act;

(9)	Any and all claims based on “public policy”;

(10)
Any and all claims under any federal, state or local laws pertaining to employment, employment compensation, or employment benefits; personal injury; injury to reputation; injury to property; intentional torts; negligence; wrongful termination; constructive discharge; retaliation; discrimination; harassment; breach of express or implied contract; promissory estoppel, misrepresentation, and any and all claims for recovery of lost wages or back pay, stock options, fringe benefits, pension benefits, liquidated damages, front pay, compensatory and/or punitive damages, attorneys’ fees, injunctive or equitable relief, or any other form of relief; and

(11)
Any and all other claims of any kind based on any federal, state, or local constitution, statute, law, rule, regulation, judicial doctrine, contract, or common law, or other theory arising out of any matter, act, omission, transaction, occurrence, or event that has occurred or is alleged to have occurred up to the effective date of this Release, whether or not involving alleged continuing violations.

(c)                  You also agree to secure the dismissal, with prejudice, of any proceeding, grievance, action, charge or complaint, if any, that you or anyone else on your behalf has filed or commenced against Casey’s or any of the other Released Parties with respect to any matter involving your employment with Casey’s, your separation from employment with Casey’s or any other matter that is the subject of this Release.  Notwithstanding the foregoing, nothing in this Release is intended to limit or interfere in any way with the ability of either you or Casey’s to consult legal counsel, to provide testimony pursuant to a subpoena or notice of deposition or as otherwise required by law.  Nothing in this Release is intended to cause you to waive or release any claim which cannot be validly waived or released by private agreement.  Specifically, nothing in this Release prohibits you from filing a charge or complaint with, reporting possible violations of any law or regulation, making disclosures to, and/or participating in any investigation or proceeding conducted by any federal, state, or local agency, including the National Labor Relations Board (the “NLRB”), the EEOC, the Securities and Exchange Commission (the “SEC”), the Department of Fair Employment and Housing (the “DFEH”) and/or any governmental authority charged with the enforcement of any employment laws.  However, you understand that by signing this Release you are waiving the right to recover any damages or to receive other relief in any claim or suit brought by or through the EEOC, the DFEH or any other state or local federal agency on your behalf to the fullest extent permitted by law. Notwithstanding the foregoing, this Release is not intended to, and shall not be interpreted in any manner that limits or restricts you from, exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934) or receiving an award for information provided to any government agency under any legally protected whistleblower rights.  This Release is not intended to, and shall not, serve as a release of your rights to (i) the Accrued Obligations (as defined in the Employment Agreement entered into by you and the Company on April 12, 2016, effective May 1, 2016 (the “Employment Agreement”) or (ii) advancement and indemnification in respect of your service as a director or officer of the Company or any of its subsidiaries, which shall continue without regard to the termination of the Employment Agreement or your employment with the Company.

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2.                       You acknowledge that all, if any, known workplace injuries or occupational diseases were timely reported to Casey’s and that currently you have no known workplace injuries or occupational diseases that have not been reported.  You further acknowledge that you have no pending workers’ compensation claims and that this Release is not related in any way to any claim for workers’ compensation benefits, and that you have no basis for such a claim.

3.                       Regarding the ADEA, you acknowledge, understand, agree, and/or declare the following:

(a)
Casey’s provided you with a copy of this Release before you signed it, and you have carefully read and fully understand this Release, and knowingly and voluntarily have decided to enter into this Release, after having had a reasonable time to consider it.

(b)	Casey’s hereby advises you to consult with and have this Release reviewed by an attorney before you sign it.

(c)
In exchange for waiving any rights or claims, including rights or claims under the ADEA, you have received valid and sufficient consideration pursuant to this Agreement, and such consideration is in addition to anything of value to which you already were entitled.

(d)
You have been given a period of at least twenty-one (21) calendar days within which to consider this Release.  Changes to this Release, whether material or immaterial, have not restarted the running of this twenty-one (21) day period.

(e)
You may revoke this Release for a period of seven (7) calendar days following the date you signed this Release (the “Revocation Period”).  This Release will not become effective or enforceable until the Revocation Period has expired.  If you choose to revoke this Release, you must notify Casey’s in writing, and personally deliver the notice or deposit it in the United States Mail, postage prepaid, certified, or registered mail, return receipt requested, addressed to:  Casey’s General Stores, Inc., One Convenience Boulevard, Ankeny, Iowa 50021, Attn: Corporate Secretary.

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(f)
If you do not execute this Release within thirty (30) calendar days following the Separation Date (as defined in the Release Agreement), or if you revoke this Release before the expiration of seven (7) days after executing it (such 37-day period, the “Release Period”), this Release will not become effective or enforceable, and you will not be entitled to receive any payments or benefits provided under this Release or the Release Agreement.

Accepted and Agreed to:

By:

Date:

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